AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                         T. ROWE PRICE ASSOCIATES, INC.

      This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation and registered investment adviser ("Sub-Adviser").

      WHEREAS, the Adviser and the Sub-Adviser entered into an Investment Sub-Advisory Agreement dated January 31, 2001 ("Agreement"), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Series Trust.

      WHEREAS,  pursuant  to the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser  for  the  services   provided  and  the  expenses  assumed  by  the
Sub-Adviser sub-advisory fees as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

      WHEREAS, the Adviser and the Sub-Adviser have agreed to revise the Agreement's "Management" section to allow for certain investments, and, in connection with said revision, to add "Schedule C" to the Agreement.

      NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

      1. The first paragraph of section 3, "Management," is amended by deleting the first sentence in its entirely and inserting the following as the first sentence of the first paragraph:

                        "Subject  always to the supervision of the Trust's Board
                  of Trustees and the Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, including foreign or domestic securities, and other property (including, without limitation, exchange traded funds, financial futures, options of any type, commodities and commodity related notes and derivatives, swaps and forwards and other derivative instruments), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund's investment restrictions, objectives and policies set forth in the applicable Prospectus delivered by the Adviser to the Sub-Adviser."

      2. Immediately before the last full paragraph, including its subparts, of section 3, "Management," the following paragraph is added:

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

                        "Additionally,  Sub-Adviser  is  authorized on behalf of
                  the Funds to: (a) enter into, terminate or settle agreements and transactions and execute any documents (e.g., any derivatives documentation for exchange traded and over-the-counter derivatives, as applicable) in connection with its services provided hereunder which shall include any market and/or industry standard documentation and the standard representations contained therein, including, without limitation, the pre-printed form 1992 and/or 2002 ISDA Master Agreement (the "ISDA Form") and the related Schedules, Credit Support Annexes and Confirmations (collectively, the "ISDA Master Agreement") and the Master Securities Forward Transaction Agreement (the "MSFTA") and the related Schedules, Annexes and Confirmations (collectively, the "MSFTA Master Agreement") and (b) acknowledge the receipt of brokers' risk disclosure statements, electronic trading disclosure statements and similar disclosures. The Sub-Adviser is authorized to act as agent for each Fund to negotiate, execute and deliver futures give-up agreements with brokers or dealers. In performing these services, Sub-Adviser shall be entitled to rely upon the Fund's quarterly certification which Adviser will provide to the Sub-Adviser on or before June 13, 2012 and promptly after each calendar quarter, a form of which is attached hereto as Schedule C. The Sub-Adviser is authorized to act as agent for the Funds pursuant to any collateral control agreement the Adviser has established on behalf of the Funds in connection with an ISDA Master Agreement or MSFTA Master Agreement. The Adviser acknowledges and understands that the Funds will be bound by any such trading accounts established, and agreements and other documentation executed, by the Sub-Adviser for such investment purposes."

      3. Schedule C dated June 13, 2012, attached hereto, is added to and made a part of the Agreement.

      IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of June 15, 2012, effective as of June 13, 2012.

JACKSON NATIONAL ASSET MANAGEMENT, LLC     T. ROWE PRICE ASSOCIATES, INC.

By:      s/ Mark D. Nerud                  By:     /s/ Fran Pollack-Matz
Name:    Mark D. Nerud                     Name:   Fran Pollack-Matz
Title:   President and CEO                 Title:  Vice President

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

                                   SCHEDULE C
                               DATED JUNE 13, 2012

         QUARTERLY CERTIFICATE OF JACKSON NATIONAL ASSET MANAGEMENT, LLC

The undersigned, Jackson National Asset Management (the "Adviser"), in its role as the investment adviser for the JNL Series Trust (the "Trust"), is providing this certification to T. Rowe Price Associates, Inc. (the "Sub-Adviser"), acting as a sub-adviser to certain investment portfolios of the Trust (each, a "Fund" and collectively, the "Funds") pursuant to the Investment Sub-Advisory Agreement dated January 31, 2001 between the Adviser, the Sub-Adviser and the Trust, as amended from time to time (the "Sub-Advisory Agreement") and acknowledges that the Sub-Adviser is entitled to rely upon it. Any capitalized term not defined herein or in the Sub-Advisory Agreement shall have the meaning ascribed to it in the ISDA Master Agreement and/or the MSFTA Master Agreement, as applicable.

The Adviser certifies and confirms that each of the representations and warranties set forth below is true and correct as of the date noted below.

      1. No action has been taken by the SEC or state securities regulators to suspend or revoke any Fund's registration or which could result in the issuance of a stop order with respect to the applicable Registration Statement, and, no investigation or proceeding has been commenced by any regulatory authority that is reasonably likely to materially adversely affect such Fund's ability to perform its obligations under the ISDA Master Agreement, MSFTA Master Agreement or any Transaction under such agreements.

      2. No actions have been taken or proposed by anyone (including any Fund's shareholders) to submit to a Fund's shareholders any change to (i) such Fund's classification under Section 5 of the 1940 Act, (ii) such Fund's Investment Guidelines or governing documents regarding the use of derivatives or (iii) any matter requiring the vote of such Fund's shareholders under Section 13 of the 1940 Act, in each case, which could reasonably be expected to materially adversely affect any ISDA Master Agreement, MSFTA Master Agreement or any Transaction under such agreements.

Certification as of June 13, 2012

Jackson National Asset Management, LLC

By:
    ------------------------------------
    Name: Mark D. Nerud
    Title: President and CEO

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